Exhibit 99.1
TIME INC. REPORTS FIRST QUARTER 2017 RESULTS
Q1 Digital Advertising Revenues Grew 32% Year-Over-Year
Q1 Print Advertising Revenues Declined 21% due to Secular Industry Trends, Media Speculation about Company’s Ownership and Impact of Advertising Sales Force Reorganization
Time Inc. Board of Directors Revises Capital Allocation Strategy to Enhance Financial Flexibility; Reduces Regular Quarterly Cash Dividend to $0.04 Per Share; Plans to Reduce Leverage Ratio toward Lower End of 2.0x-2.5x Target Range of Net Debt to Adjusted OIBDA
Performance Improvement Initiatives Reduced First Quarter Costs by 7% Year-Over-Year; Company Hires Advisor to Assist with Aggressive Cost Re-Engineering for Meaningful Margin Expansion
Growth Initiatives Driving Strong Gains in Native and Branded Content Advertising Revenues and Video Revenues; Company Achieved Record One Billion Monthly Video Views in April
NEW YORK, May 10, 2017 - Time Inc. (NYSE:TIME) reported financial results for its first quarter ended March 31, 2017.
Time Inc. President and CEO Rich Battista said, "In the first quarter of 2017, we made important progress on our strategic plan despite continuing challenges with print advertising revenues. We are taking strategic actions and focusing on key initiatives to put the Company on the right course for the future. We are creating a more vibrant and valuable platform for our advertisers and consumers, further enhancing financial flexibility, aggressively reducing our cost base, rationalizing our portfolio and continuing to invest in transformational growth initiatives. Importantly, our Board of Directors’ April 28 announcement affirming our strategic plan has removed a major distraction for our people and advertisers. While we have a lot of work to do, Time Inc. is very well positioned to emerge as a winner in the rapidly changing consumer and media marketplace."

Results Summary
In millions (except per share amounts)	Three Months Ended March 31,
	2017	2016
GAAP Measures
Revenues	$636	$690
Operating income (loss)	(26)	(3)
Net income (loss) attributable to Time Inc.	(28)	(10)
Diluted EPS	(0.29)	(0.10)
Cash provided by (used in) operations	15	(52)

Non-GAAP Measures
Adjusted OIBDA	$23	$43
Adjusted Net income (loss)	(18)	(11)
Adjusted Diluted EPS	(0.18)	(0.11)
Free cash flow	(6)	(87)
The Company’s Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FIRST QUARTER RESULTS
Revenues decreased $54 million or 8% in the first quarter of 2017 from the year-earlier quarter to $636 million, primarily reflecting declines in Print and other advertising revenues and Circulation revenues, partially offset by growth in Digital advertising revenues, primarily driven by acquisitions. The stronger U.S. dollar relative to the British pound had a $10 million adverse impact on Revenues for the quarter ended March 31, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Revenues would have decreased 6%, including the benefit of acquisitions.
Advertising Revenues decreased $29 million or 8% in the first quarter of 2017 from the year-earlier quarter to $331 million reflecting a decrease in Print and other advertising revenues, primarily due to fewer advertising pages sold as a result of the continuing secular trend of advertisers shifting advertising spending from print to other media, lower average price per page of advertising sold and fewer issues served to customers, primarily due to a change in frequency. In addition, our print advertising revenues were negatively impacted by the public speculation about the ownership of the Company and the disruption from the reorganization of our advertising sales force. Although the secular print declines are expected to continue, there is encouraging sequential improvement in print advertising in June and in our early booking trends for the third quarter of 2017. Partially offsetting the decrease in our Print and other advertising revenues was a 32% increase in our Digital advertising revenues primarily resulting from the Viant acquisition and growth in Digital advertising revenues relating to programmatic sales, native and branded content advertising, and video. The stronger U.S. dollar relative to the British pound had a $3 million adverse impact on Advertising revenues for the quarter ended March 31, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Advertising revenues would have decreased 7%.
Circulation Revenues decreased $33 million or 14% in the first quarter of 2017 from the year-earlier quarter to $205 million as a result of fewer issues served to customers, primarily due to a change in frequency, and the continued shift in consumer preferences from print to digital media. The stronger U.S. dollar relative to the British pound had a $6 million adverse impact on Circulation revenues for the quarter ended March 31, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Circulation revenues would have decreased 11%.
Other Revenues, which include marketing and support services provided to third parties, book publishing, events and licensing, increased $8 million or 9% in the first quarter of 2017 from the year-earlier quarter to $100 million, primarily driven by an increase in revenues from content and photo syndication and book publishing, particularly related to bookazines. The stronger U.S. dollar relative to the British pound had a $1 million adverse impact on Other revenues for the quarter ended March 31, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Other revenues would have increased 10%.

Revenues Summary
In millions	Three Months Ended March 31,
	2017	2016	% Change

Print and other advertising	$212	$270	(21)%
Digital advertising	119	90	32%
Advertising revenues	331	360	(8)%

Subscription	140	161	(13)%
Newsstand	56	68	(18)%
Other circulation	9	9	—%
Circulation revenues	205	238	(14)%

Other revenues	100	92	9%

Revenues	$636	$690	(8)%

Costs of Revenues and Selling, General and Administrative Expenses decreased $46 million or 7% in the first quarter of 2017 from the year-earlier quarter to $615 million. The decrease in Costs of revenues and Selling, general and administrative expenses was driven by the benefits realized from previously announced cost savings initiatives, lower printing, production and distribution costs driven by lower paper volume and prices and the removal of the exigent USPS surcharge effective April 10, 2016, that was originally imposed in December 2013, and lower circulation promotional expenses. Additionally, included in Selling, general and administrative expenses were $2 million and $14 million of Other costs related to mergers, acquisitions, investments and dispositions for the quarters ended March 31, 2017 and 2016, respectively. These costs have been excluded from our Adjusted OIBDA calculation. The stronger U.S. dollar relative to the British pound had a $10 million favorable impact on Costs of revenues and Selling, general and administrative expenses for the quarter ended March 31, 2017. Excluding the impact of U.S. dollar/British pound exchange rate changes, Costs of revenues and Selling, general and administrative expenses would have decreased 5%.

Restructuring and Severance Costs increased $15 million in the first quarter of 2017 from the year-earlier quarter to $16 million.
Operating Income (Loss) was a loss of $26 million and $3 million for the quarters ended March 31, 2017 and 2016, respectively. The increase in Operating loss was primarily driven by declines in Print and other advertising revenues and Circulation revenues and higher Restructuring and severance costs, partially offset by the benefits of lower Costs of revenues and Selling, general and administrative expenses.
Adjusted OIBDA decreased $20 million in the first quarter of 2017 from the year-earlier quarter to $23 million, primarily due to higher Operating loss.
Cash Provided By (Used In) Operations increased $67 million in the first quarter of 2017 from the year-earlier quarter to $15 million, primarily due to the benefits of completing buyouts of the leases of our former corporate headquarters and another leased property for $95 million in the first quarter of 2016 and higher collections of Receivables in the first quarter of 2017. These benefits were partially offset by lower domestic net income tax refunds received in the first quarter of 2017.
Free Cash Flow was an outflow of $6 million in the first quarter of 2017 versus an outflow of $87 million for the year-earlier quarter, primarily reflecting improvements in Cash provided by (used in) operations as well as lower Capital expenditures.
On May 10, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on May 31, 2017, payable on June 15, 2017.
Capital Allocation Update
Following a comprehensive review of Time Inc.’s capital allocation, capital structure and operating plan, the Time Inc. Board of Directors today announced a revision to the Company’s capital allocation approach. The objective is to provide us with strategic and financial flexibility in order to better focus on investing in growth and at the same time maintaining a strong balance sheet. Beginning this quarter, our quarterly cash dividend has been reduced to $0.04 per share. This change is intended to enable us to de-lever the balance sheet, and move toward the low end of our target leverage range of 2.0x to 2.5x net debt to Adjusted OIBDA.
As of March 31, 2017, the Company had a cash position of $281 million in Cash and cash equivalents and Short-term investments and an undrawn revolving credit facility of $497 million.
Updating Guidance Practices
Time Inc. is a company undergoing rapid transformation. For this reason, it is important to focus on longer-term targets and performance. Given this longer-term perspective, the variability of our advertising revenues, and the potential impacts from portfolio rationalization, the Company is modifying its financial guidance approach similar to many other companies in the media sector. Beginning with this earnings release, the Company no longer intends to provide quarterly pacing or an annual revenue outlook. We will continue to offer quarterly insights and key metrics as appropriate. We will also provide our annual outlook for Adjusted OIBDA. The content of our quarterly insights and key metrics may vary quarter-to-quarter depending on what we consider to be relevant at the time.
CONFERENCE CALL WEBCAST
The Company’s conference call can be heard live at 8:30 am E.T. on Wednesday, May 10, 2017.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA"), Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow, among other measures, to evaluate the performance of its business and its liquidity. We believe that the presentation of these measures helps investors to analyze underlying trends in our business and to evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market. We believe that these measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our liquidity and our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are that they do not reflect certain charges that affect the operating results of the Company's business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow should be considered in addition to, not as a substitute for, the Company's Operating income (loss), Net income (loss) attributable to Time Inc., Diluted net income (loss) per common share and various cash flow measures (e.g., Cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.
In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.
ABOUT TIME INC.
Time Inc. (NYSE: TIME) is a leading multi-platform media company that engages over 170 million consumers globally every month through its portfolio of premium news and lifestyle brands across a diverse set of interest areas. The Company’s influential brands include People, Time, Fortune, Sports Illustrated, InStyle, Real Simple, Southern Living, Entertainment Weekly, Food & Wine, Travel + Leisure and Essence, as well as approximately 60 diverse brands in the United Kingdom. Time Inc. offers marketers a differentiated proposition in the media marketplace by combining our distinctive content, large-scale audiences and proprietary data and people-based targeting capabilities. Time Inc. extends the power of its brands through other media and platforms including video and television, licensing, live events and paid products and services. With approximately 30 million paid subscribers, Time Inc. is one of the largest direct marketers in the U.S. media industry. The Company has recently extended its assets into related areas through various acquisitions, including Viant, an advertising technology firm with a people-based marketing platform, Adelphic, a mobile-first self-service programmatic ad buying platform, and Bizrate Insights, a consumer insights company. Time Inc. is also home to celebrated events, such as the Time 100, Fortune Most Powerful Women, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Essence Festival and the Food & Wine Classic in Aspen.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$241	$296
Short-term investments	40	40
Receivables, less allowances of $183 and $203 at March 31, 2017 and December 31, 2016, respectively	427	543
Inventories, net of reserves	30	31
Prepaid expenses and other current assets	132	110
Total current assets	870	1,020

Property, plant and equipment, net	311	304
Intangible assets, net	835	846
Goodwill	2,086	2,069
Other assets	69	66
Total assets	$4,171	$4,305

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$513	$598
Deferred revenue	420	403
Current portion of long-term debt	7	7
Total current liabilities	940	1,008

Long-term debt	1,232	1,233
Deferred tax liabilities	195	210
Deferred revenue	81	86
Other noncurrent liabilities	323	328

Redeemable noncontrolling interests	1	—

Stockholders' equity
Common stock, $0.01 par value, 400 million shares authorized; 99.34 million and 98.95 million shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,531	12,548
Accumulated deficit	(10,760)	(10,732)
Accumulated other comprehensive loss, net	(373)	(377)
Total Time Inc. stockholders' equity	1,399	1,440
Equity attributable to noncontrolling interests	—	—
Total stockholders' equity	1,399	1,440
Total liabilities and stockholders' equity	$4,171	$4,305

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues
Advertising
Print and other advertising	$212	$270
Digital advertising	119	90
Total advertising revenues	331	360
Circulation
Subscription	140	161
Newsstand	56	68
Other circulation	9	9
Total circulation revenues	205	238
Other	100	92
Total revenues	636	690
Costs of revenues
Production costs	135	159
Editorial costs	83	92
Other	65	45
Total costs of revenues	283	296
Selling, general and administrative expenses	332	365
Amortization of intangible assets	20	21
Depreciation	13	13
Restructuring and severance costs	16	1
(Gain) loss on operating assets, net	(2)	(3)
Operating income (loss)	(26)	(3)
Bargain purchase (gain)	—	(5)
Interest expense, net	17	17
Other (income) expense, net	2	6
Income (loss) before income taxes	(45)	(21)
Income tax provision (benefit)	(17)	(11)
Net income (loss)	(28)	(10)
Less: Net income (loss) attributable to noncontrolling interests	—	—
Net income (loss) attributable to Time Inc.	$(28)	$(10)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$(0.29)	$(0.10)
Weighted average basic common shares outstanding	99.65	102.59
Diluted net income (loss) per common share	$(0.29)	$(0.10)
Weighted average diluted common shares outstanding	99.65	102.59
Cash dividends declared per share of common stock	$0.04	$0.19

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2017	2016
Cash provided by (used in) operations	$15	$(52)
Cash provided by (used in) investing activities	(44)	(139)
Cash provided by (used in) financing activities	(27)	(117)
Effect of exchange rate changes on Cash and cash equivalents	1	(3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(55)	(311)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	296	651
CASH AND CASH EQUIVALENTS, END OF PERIOD	$241	$340

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended March 31,
	2017	2016
Operating income (loss)	$(26)	$(3)
Depreciation	13	13
Amortization of intangible assets	20	21
OIBDA(1)	7	31
Restructuring and severance costs	16	1
(Gain) loss on operating assets, net(2)	(2)	(3)
Other costs(3)	2	14
Adjusted OIBDA(4)	$23	$43
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(3)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(Unaudited; in millions)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss) attributable to Time Inc.	$(45)	$17	$(28)	$(21)	$11	$(10)
Restructuring and severance costs	16	(6)	10	1	—	1
(Gain) loss on operating assets, net(1)	(2)	—	(2)	(3)	—	(3)
Bargain purchase (gain)(2)	—	—	—	(5)	—	(5)
(Gain) loss on extinguishment of debt(3)	—	—	—	(4)	1	(3)
Other costs(4)	2	—	2	14	(5)	9
Adjusted Net income (loss)(5)	$(29)	$11	$(18)	$(18)	$7	$(11)
________________________

(1)	(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Net income (loss) is defined as Net income (loss) attributable to Time Inc. adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended March 31,
	2017	2016
Diluted net income (loss) per common share	$(0.29)	$(0.10)
Restructuring and severance costs	0.10	0.01
(Gain) loss on operating assets, net(1)	(0.02)	(0.03)
Bargain purchase (gain)(2)	—	(0.05)
(Gain) loss on extinguishment of debt(3)	—	(0.03)
Other costs(4)	0.03	0.09
Adjusted Diluted EPS(5)(6)	$(0.18)	$(0.11)
______________

(1)	(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(2)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes is included within Other (income) expense, net within the Statements of Operations.

(4)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

(6)
For periods in which we were in net loss and adjusted net loss positions, we used the diluted shares from Diluted net income (loss) per common share in the calculation of Adjusted Diluted EPS, without giving effect to the impact of participating securities.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended March 31,
	2017	2016
Cash provided by (used in) operations	$15	$(52)
Less: Capital expenditures	(21)	(35)
Free cash flow(1)	$(6)	$(87)
______________

(1)
Free cash flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures for the three months ended March 31, 2017 reflect lower capital spending due to the completion of the construction of our corporate headquarters in 2016.